Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of September 14, 2010 (the “Employment Agreement”), by and between ProSight Specialty Insurance Holdings, Inc. (the “Company”), a Delaware corporation and an entity indirectly owned by GS Capital Partners VI Fund, L.P. (“GSCP”) and its affiliated funds, TPG Partners VI, L.P. (“TPG” and together with GSCP, the “Sponsors”) and its affiliated funds, and Joseph Beneducci (the “Executive”).

WHEREAS, the Executive currently provides services to the Company as an employee on an at-will basis and the Company and the Executive desire that the Company retain the services of the Executive as an employee on a long-term basis; and

WHEREAS, the Company desires to employ the Executive beginning on the Effective Date (as defined below) on the terms and subject to the terms and conditions set forth herein, and the Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT

1.1          Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the date hereof (such date, the “Effective Date”) and ending on the earlier of (i) the fifth (5th) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 4 hereof (the “Term”). The Term shall be extended for an additional one year period on the fifth (5th) anniversary of the Effective Date, and each subsequent anniversary thereof, absent ninety (90) days advance written notice of non-extension from either party to the other.

1.2          Duties. During the Term, the Executive shall serve as the Company’s Chief Executive Officer, the Chairman of the Company’s Board of Directors (the “Board”) and such other positions as an officer or director of the Company and its affiliates as the Board shall reasonably determine, and shall report directly to the Board. In his position of Chief Executive Officer, the Executive shall have all authorities customary for the Chief Executive Officer of a company that is of the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign. The principal place of employment, and principal office, shall be in the New York metropolitan area.

1.3          Exclusivity. During the Term, the Executive shall devote his entire business time and efforts to the business of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board. During the Term, the Executive may, only to the extent not interfering with his duties at the Company, manage his personal investments and affairs. The Executive shall not, either directly or indirectly, act as an executive of or render any business, commercial or professional services to any other person, firm or organization, other than services without compensation to not-for-profit organizations which do not interfere with Executive’s responsibilities to the Company.

2.	COMPENSATION

2.1          Salary. As compensation for the performance of the Executive’s services hereunder during the Term, the Company shall pay to the Executive a salary at an annual rate of six hundred thousand dollars ($600,000), payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Board (or an independent committee thereof) may determine to increase (but not decrease) the Executive’s Base Salary in such amount as the Board (or an independent committee thereof) may determine in its sole and absolute discretion.

2.2          Performance Bonus. For each completed calendar year occurring during the Term, the Executive shall be eligible for an annual bonus based upon the achievement of operational and performance goals determined by the Board (the “Annual Bonus”). The Executive’s target Annual Bonus opportunity for each such completed calendar year shall equal one hundred percent (100%) of the Base Salary, with the pro rata portion thereof for partial calendar years (the “Target Annual Bonus Opportunity”). Up to sixty-seven percent (67%) of the Annual Bonus shall be payable in restricted units of common stock of the Company at the election of the Company and up to an additional thirty-three percent (33%) shall be payable in restricted units of common stock of the Company at the election of the Executive pursuant to the terms of an election form that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and that is executed no later than December 31 of the year prior to the calendar year in which the Annual Bonus is earned. Any such restricted units of common stock shall be subject to the terms and conditions provided in an award agreement between the Company and the Executive in form and substance satisfactory to the Company and which complies with the requirements of Section 409A of the Code. The cash portion of the Annual Bonus shall be paid no later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned.

2.3          Stock Options. Subject to the terms of a Stock Option Award Agreement under the ProSight Specialty Insurance Group, Inc. 2010 Equity Incentive Plan (“Equity Incentive Plan”), within three (3) months following the Closing (as defined in the Stock Option Award Agreement), the Board shall grant the Executive a nonqualified stock option to purchase a number of shares of the Company’s common stock on a fully diluted basis equal to 2% of the equity value of the Company. However, such number of shares shall not increase beyond the point that such equity value exceeds $500 million. To the extent that the equity value of the Company exceeds $500 million, the Company and the Executive shall have a good faith discussion on whether to increase the number of shares subject to the nonqualified stock option. Notwithstanding the preceding sentence, the decision on whether to increase the number of shares subject to the nonqualified stock option shall be in the sole discretion of the Company. The terms of such option shall be subject to the Company’s 2010 Equity Incentive Plan and the terms and conditions provided in an award agreement between the Company and the Executive in form and substance that is satisfactory to the Company.

2.4          Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as may be in effect from time to time on the same basis as other senior executives of the Company.

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2.5          Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation time per full calendar year and all paid holidays recognized by the Company, both in accordance with the Company’s policies and procedures.

2.6          Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time. Payments with respect to reimbursements of expenses shall be made promptly, but in any event no later than thirty (30) days following the date upon which the relevant expense report is filed by the Executive.

2.7          Legal Fees. The Company shall pay or reimburse the Executive for all reasonable legal and advisor fees and expenses, up to ten thousand dollars ($10,000), incurred by the Executive in connection with the preparation and execution of this Employment Agreement. Payments with respect to reimbursements of legal fees and expenses shall be made promptly, but in any event no later than thirty (30) days following the date upon which the relevant expense report is filed by the Executive.

2.8          Insurance. During the Term, the Company shall reimburse the Executive for up to five thousand dollars ($5,000) per full calendar year in the aggregate for premiums the Executive pays for his personal life insurance providing a benefit in the amount of no greater than three million five hundred thousand dollars ($3,500,000) and long term disability insurance.

3.	COMPANY INVESTMENT

Subject to the terms of a Subscription Agreement to be entered into by the Executive, upon ten (10) days advance written notice from the Company to the Executive, the Executive may purchase, in the same proportions, the same shares purchased by the Initial Investors (as defined in the Equity Incentive Plan) having an aggregate fair market value equal to one million dollars ($1,000,000), determined as of the date of such purchase. For all purposes, such shares shall be subject to the terms of the Stockholders Agreement (as defined in the Equity Incentive Plan), except as set forth in the remainder of this Section 3. Within sixty (60) business days following the Executive’s termination of employment by the Company without Cause or by reason of death or Disability or the Executive’s termination of his employment for Good Reason, the Executive may sell such shares to the Company for an amount equal to their Fair Market Value (as defined in the Equity Incentive Plan) on the Termination Date. Within sixty (60) business days following the Executive’s termination with Cause or Executive’s resignation without Good Reason, the Company may purchase such shares from the Executive for an amount equal to the lesser of one million dollars ($1,000,000) or their Fair Market Value on the Termination Date. If the Executive delivers to the Company a written notice of objection to the Fair Market Value of such shares as established by the Company within ten (10) days of receipt of notice of such valuation, the Company and the Executive shall retain a mutually agreeable third party appraiser to determine such value. Such valuation shall be determined without regard to discounts for lack of marketability or minority interest. If the value as determined by the third party appraiser is within five percent (5%) of the value as established by the Company, the Executive shall reimburse the Company for the expenses of the third party appraiser.

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4.	EMPLOYMENT TERMINATION

4.1          Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term at any time upon not less than thirty (30) days’ notice, or without prior notice in connection with a termination by the Company for Cause (the date on which the Executive’s employment terminates, the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date, (iii) any accrued and unpaid employee benefits under Section 2.4 hereof, and (iv) any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”). Other than as otherwise provided under the terms of the relevant employee benefit plan or expense policy, the Accrued Amounts shall be paid to the Executive within 30 days of the Termination Date.

4.2          Certain Terminations.

(a)          Termination due to Death, by the Company due to Disability, or due to Non-Extension of the Term. If the Executive’s employment is terminated due to death, by the Company due to Disability, or due to non-extension by either Party of the Term pursuant to Section 1.1 hereof, in addition to the Accrued Amounts, the Executive shall be entitled to payment of the Executive’s Target Annual Bonus Opportunity for the year in which the Termination Date occurs, pro rated to reflect the number of full months that have elapsed for such year prior to the Termination Date, paid in cash no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs (“Pro Rata Bonus”).

(b)          Termination by the Company Without Cause; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to (i) the Pro Rata Bonus and (ii) a payment equal to two (2) times the amount of the Base Salary at the rate in effect on the Termination Date plus two (2) times the Target Annual Bonus Opportunity for the calendar year in which the Termination Date occurs (the “Severance Payments”); provided, however, that the amount of the Severance Payments shall not be less that $2,500,000. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 5 hereof, and (ii) the Executive’s execution, delivery and non-revocation within sixty (60) days following the Termination Date of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A. The Severance Payments shall be paid in equal installments on the Company’s regular payroll dates during the twenty four (24) month period beginning with the first payroll period following the expiration of the period of time following Executive’s delivery of an executed Release to the Company permitted for Executive to revoke the release in accordance with applicable law. For the avoidance of doubt, the Executive shall not be entitled to any Severance Payments in the event that the Company, pursuant to Section 1.1 hereof, provides notice of its intent not to extend the Term.

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(c)          Definitions. For purposes of this Employment Agreement, the following terms have the following meanings:

(1)         “Cause” shall mean (i) the Executive’s willful refusal to substantially perform, or the willful failure to make good faith efforts to substantially perform, material duties for the Company as lawfully directed by the Board, which refusal or failure remains uncured for fifteen (15) days after he receives written notice from the Board demanding cure; (ii) the Executive engages in gross misconduct or gross neglect that is injurious to the Company; (iii) the Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude. (iv) the Executive’s breach of Section 5.1, 5.2, 5.3, 5.4 or 5.7 hereof or (v) an Event of Default under the terms of the Executive’s Full Recourse Home Equity Financing Note.

(2)         “Disability” shall mean the Executive is entitled to receive long- term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for ninety (90) days out of any two hundred seventy (270) day consecutive day period.

(3)         “Good Reason” shall mean the occurrence of any of the following events without either the Executive’s prior express written consent or cure by the Company within thirty (30) days after the Executive gives written notice to the Company within thirty (30) days of the occurrence of the event describing such event and requesting cure: (i) a reduction in annual base salary; (ii) a failure to pay when due, amounts to which the Executive is entitled hereunder; (iii) a demotion (including the repeated assignment of duties materially inconsistent with those of the chief executive officer of the Company) or a material reduction in duties and responsibilities, (iv) the removal from, or failure to be elected to, the Board; or (v) the breach in any material respect by the Company of any of its obligations set forth in this Employment Agreement, the Stockholders Agreement, or any equity award agreement. Notwithstanding anything herein, the removal or failure to elect the Executive to the position of Chairman of the Board shall not constitute Good Reason.

4.3          Exclusive Remedy. Notwithstanding any other provision of this Employment Agreement, the provisions of this Section 4 shall exclusively govern the Executive’s rights in connection with termination of employment with the Company.

4.4          Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign as of the date of such termination from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to timely execute such writings as are required to effectuate the foregoing.

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5.	REPRESENTATIONS AND COVENANTS

5.1          Executive’s Representation. The Executive represents to the Company that (i) the Executive’s execution and performance of this Employment Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity, including, but not limited to, any prior recipient of the Executive’s services and (ii) the Executive is not subject to any agreement or obligation (whether or not written) that could limit, restrain, restrict or impair his ability to (A) compete in any way with any person wherever located, (B) use any information obtained from any previous employer or other person (except for the Executive’s prior employment agreement with Fireman’s Fund Insurance Company), or (C) solicit or hire, directly or indirectly, any current or former employee or agent of any of his former employers, except for such employees or agents of his former employers who have already been hired by the Company.

5.2          Unauthorized Disclosure.

(a)          Company Information. The Executive agrees that during his employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, the Sponsors and their affiliates, or to disclose to any person, firm or corporation without written authorization of the Board, any Company Confidential Information (as defined below), except, in all cases, as otherwise required by applicable law, regulation or legal process. The Executive understands that “Company Confidential Information” means any of the following applicable to the Company, the Sponsors and their affiliates: information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer or client lists and customers (including, but not limited to, customers or clients of the Company on which the Executive called or with which the Executive may become acquainted during the his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or of others. The Executive acknowledges the highly confidential nature of information regarding the Company’s customers, affiliates, sub-affiliates, employees, agents, independent contractors, suppliers and consultants and agrees that during his employment and thereafter, the Executive shall not use or allow a third party to use the Company Confidential Information or Associated Third Party Information (as defined below) to directly or indirectly (i) hire, solicit, recruit, or induce to leave the employ the Company any employee, agent, independent contractor or consultant of the Company, (ii) to solicit the business of any clients or customers of the Company (other than on behalf of the Company) or (iii) encourage to terminate or alter any relationship between the Company and any customer, affiliate, sub-affiliate, employee, agent, independent contractor, supplier, consultant or any other person or company.

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(b)          Former Employer Information. The Executive agrees that during his employment the Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity. Executive further agrees that the Executive will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

(c)          Third-Party Information. The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, clients, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during his employment and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such Associated Third Parties or as otherwise required by applicable law, regulation or legal process. In addition, the Executive agrees that the Executive shall not, without the prior written consent of the Sponsors or their affiliates (A) use in advertising, publicity or otherwise the name of the Sponsors or their affiliates, or any partner, director, officer or employee of the Sponsors or their affiliates, nor any trade name, trade mark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Sponsors or their affiliates or (B) represent, directly or indirectly, that any product or any service which the Executive provides has been approved or endorsed by the Sponsors or their affiliates; provided, however, that the Executive may in the ordinary course of performing the Executive’s duties hereunder disclose that the Sponsors are investors in the Company (but may not disclose the terms of such investment).

5.3          Non-Solicitation. During Executive’s employment and for a period of 24 months following the date of termination of Executive’s employment, the Executive shall not either directly or indirectly solicit, except in the normal course of business on behalf of the Company, solicit any of the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers (or individuals who were employees, non-employee insurance agents, brokers or producers within six months of the Executive’s solicitation) to, as applicable, limit or cease their business relationships with, or leave their employment or limit their services to, the Company, or attempt to solicit customers, clients, employees, or such agents, brokers or producers of the Company, either for the Executive or for any other person or entity.

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5.4          Non-disparagement. The Executive agrees that, during his employment and for a period of four years following the date of termination of his employment, he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or their affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Executive’s employment and for a period of four years following the date of termination of Executive’s employment, the Company will not make, and agrees to use its reasonable best efforts to cause the officers, directors and spokespersons of the Company to refrain from making any public statements (or authorizing any statements to be reported as being attributed to the Company) that are critical, derogatory or which may tend to injure the reputation or business of the Executive, and the Company shall instruct such officers, directors and spokespersons to refrain from making such statements. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company and its officers, directors or spokespersons from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

5.5          Returning Company Documents. Upon termination of employment or on demand by the Company during Executive’s employment, the Executive shall immediately deliver to the Company, and shall not keep in the Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by the Executive pursuant to the Executive’s employment with the Company, obtained by the Executive in connection with the Executive’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns.

5.6          Notification of New Employer. In the event that the Executive’s employment is terminated, the Executive agrees to inform the Executive’s new employer about this Employment Agreement.

5.7          Compliance with Law. The Executive agrees that at all times during his employment, the Executive shall be in full compliance with applicable laws and regulations and shall take no action which would, if performed directly by the Company, not be in full compliance with applicable laws and regulations. The Executive has been advised and instructed by the Company that the Sponsors and their affiliates have a policy that prohibits any actions in violation of the United States Foreign Corrupt Practices Act and similar laws or regulations. Among other things, this policy forbids the Executive from offering or promising to transfer, and from transferring or authorizing the transfer of, any money or thing of value to any foreign official, political party (or official thereof) or candidate for public office for the purpose of influencing any foreign official, party or candidate to act or to refrain from acting in the Executive’s official capacity, either directly or indirectly, in order to assist in obtaining or retaining business for or with the Sponsors or their affiliates, or directing business to any other person or entity. As used in this Section 5.7, the term “foreign official” includes officers or employees of a foreign government, any department, or agency of a foreign government, or anyone acting in an official capacity on behalf of such government. In signing this Employment Agreement, the Executive acknowledges these prohibitions and agree to act in accordance with this policy.

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5.8          Background Check and Testing. The Company reserves the right to conduct background, reference, educational, criminal record, credit and other checks, as well as fingerprinting and drug screens in connection with the performance of the Executive’s duties hereunder where such testing is permissible by law and the Company shall have no liability to the Executive in connection therewith.

5.9          Regulatory Compliance Procedures. The Executive acknowledges that the Sponsors and their affiliates maintain restrictions regarding the personal securities and commodities transactions, private investments and outside business activities of employees and certain consultants. The Executive agrees to comply with all such restrictions made applicable to the Executive.

6.	ARBITRATION AND EQUITABLE RELIEF

6.1          Arbitration. The Executive and the Company agree to submit to final and binding arbitration in New York County, New York any and all disputes between the Executive and the Company (or its affiliates or other employees) concerning, related to or touching upon in any way (i) the interpretation, application or compliance with the terms and conditions of this Employment Agreement and/or (ii) any claim, cause of action or demand, whether statutory or at common law, related or concerning in any way to the Executive’s employment.

6.2          Procedure. Except as provided in Section 6.6 hereof, neither party will commence or pursue any litigation against the other on any claim or cause of action that is or was subject to arbitration under this Employment Agreement. It is hereby irrevocably agreed that any action filed by any party to this Employment Agreement against the other that is not subject to final and binding arbitration in accordance with this Employment Agreement, as well as any action or petition to compel arbitration or to vacate or confirm any arbitration award, and any other action of any kind whatsoever (except a claim for workers’ compensation) between the parties to this Employment Agreement related to or concerning this Employment Agreement or the Executive’s employment with the Company, must be brought exclusively in either the Supreme Court of the State of New York, County of New York, or the United States District Court, Southern District of New York. Each party irrevocably and unconditionally submits to the personal jurisdiction of such courts and waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the jurisdiction and venue of any such suit, action or proceeding brought in such courts and any claim that any such suit and action or proceeding brought in such court has been brought in an inconvenient forum. In any suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, or by regular mail if the certified mail is sent to the party’s last known address and returned unclaimed by the post office. In the event that either party to this Employment Agreement brings or pursues a dispute in a court of law, which dispute is subject to final and binding arbitration in accordance with this Employment Agreement, then that party shall pay all reasonable attorneys’ fees and court costs incurred by the other party in filing any petition or motion to compel arbitration, motion to dismiss or other pleading or motion with said court to enforce arbitration under those procedures. The Executive and the Company hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any action filed by any party to this Employment Agreement against the other that is not subject to final and binding arbitration in accordance with this Employment Agreement.

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6.3          Applicable Rules. Any arbitration under this Employment Agreement shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, subject to the provisions of this Employment Agreement. The Executive acknowledges and agrees that the Executive has had an opportunity to review the AAA Rules including, among others, the requirement that a party initiating a claim must pay a filing fee. In the event the Executive submits a claim to the AAA, the Company has agreed to split such fee on an equal basis. All other arbitration fees payable to the AAA shall be apportioned as required by the AAA Rules, or as ordered by the arbitrator.

6.4          Applicable Law. The law applicable to any controversy shall be the law of the State of New York, regardless of principles of conflicts of laws. The arbitrator shall have the power to award compensatory and punitive damages, to award preliminary and injunctive relief, and to make any other award the arbitrator deems is necessary to a just and efficient resolution of any dispute. The arbitrator shall have the power to determine his or her own jurisdiction, and claim that any dispute, claim or cause of action is not subject to arbitration shall be submitted for final resolution to the arbitrator. In the event the arbitrator awards preliminary injunctive relief, the arbitrator shall have the power to award damages, including punitive damages, for any breach of any preliminary injunction.

6.5          Nature of Agreement. This agreement to arbitrate and any resulting arbitration award shall be governed by and subject to the Federal Arbitration Act. All aspects of any arbitration procedure under this Employment Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a request or subpoena from a governmental agency or other legal process. The Executive acknowledges and agrees that the Executive is executing this Employment Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Employment Agreement and that the Executive has asked questions needed to understand the terms, consequences, and binding effect of this Employment Agreement and fully understand it, including that the Executive is waiving the Executive’s right to a jury trial.

6.6          Equitable Relief. The Executive agrees that any breach of the terms of Sections 5.2, 5.3, 5.4 or 5.5 of this Employment Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled from an appropriate court in New York, NY to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 6.6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the covenants of the aforementioned Sections are reasonable and necessary to protect the businesses of the Company because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in the aforementioned Sections.

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7.	Treatment of Nonqualified Deferred Compensation.

7.1          Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”); accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.

7.2          Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s Termination Date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.

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7.3          Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” ‘‘termination of employment” or like terms shall mean separation from service. As permitted by Treasury Regulation l.409A-l(h)(l)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36 month period in order to constitute a “separation from service.”

7.4          Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

7.5          Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.6          Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

8.	MISCELLANEOUS

8.1          Other Agreements. The Company intends that either the Company or its affiliates shall enter into the following additional agreements with the Executive: a subscription agreement, a stockholders agreement, a stock option award agreement, and a restricted stock unit award agreement.

8.2          Indemnification. The Company shall indemnify the Executive to the fullest extent provided under Delaware law and shall provide the Executive, with respect to claims arising or asserted during the Term and for six years thereafter, Directors and Officers Insurance no less favorable that then apply to the Company’s directors and officers generally.

8.3          Withholding. All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

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8.4          Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.5          Assignment; No Third-Party Beneficiaries. Neither this Employment Agreement, nor any rights and obligations hereunder, may be assigned by the Company or the Executive without the prior written consent of the other party, and any purported assignment in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any person not a party to this Employment Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. Notwithstanding the foregoing, the Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets and liabilities, including by reason of merger.

8.6          Notices. Every notice relating to this Employment Agreement shall be in writing and shall be given by personal delivery, by e-mail or by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Goldman Sachs & Co.

200 West Street, 28th Floor

New York, NY 10282

Attn: Surnit Rajpal

Email: sumit.rajpal@gs.com

Fax: 212-357-5505

With a copy to:	Jonathan Garfinkel

TPG Capital

345 California Street

Suite 3300

San Francisco, CA 94104

Email: JGarfinkel@tpg.com

Fax: 415 743-1501

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If to the Executive:	Joe Beneducci

3607 Manor Park Place

Santa Rosa, CA 95404

Email: jjbeneducci@yahoo.com

8.7          Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.8          Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 5 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 5 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.9          Entire Agreement. This Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral; between the parties hereto with respect to the subject matter hereof. To the extent that any term or provision of such other agreements or the Company’s policies or procedures conflict with this Employment Agreement, the terms and provisions of this Employment Agreement will govern and prevail.

8.10        Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.11        Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company as provided in Section 8.5 hereof.

8.12        General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

ProSight Specialty Insurance Holdings, Inc.

By:	/s/ [illegible]
Name:
Title:

/s/ Joseph Beneducci
Joseph Beneducci

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EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by and between Joseph Beneducci (“Executive”), ProSight Specialty Insurance Holdings, Inc. (the “Company”), dated as of ________________ (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement among Executive and the Company dated _________________, 2010, as amended from time to time (the “Employment Agreement”), as well as any promises set forth in this Agreement, Executive and the Company agrees as follows:

(1)         Executive’s General Release and Waiver of Claims

For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company, its parent, subsidiary, and affiliated companies, GS Capital Partners VI Fund, L.P., and its subsidiaries and affiliated funds, TPG Partners VI, L.P. and its direct and indirect parent companies, subsidiaries and affiliates, including affiliated investment funds and management companies, and each of such entities’ successors, assigns, current or former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs).

Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Employment Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.

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Notwithstanding the foregoing, Executive does not release, discharge or waive any claims related to (1) rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement, (2) any vested equity interest in the Company or an affiliate, (3) rights under the Stockholders Agreement (as defined in the ProSight Specialty Insurance Group, Inc. Equity Incentive Plan) and any other equity ownership agreement, (4) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by the Company or an affiliate (including by way of example and without limitation, the Executive’s right to pursue a claim for benefits under the Company’s or an affiliate’s group health plan with respect to a claim arising prior to the date of this Agreement), (5) rights as a equity holder of the Company or an affiliate, (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (7) rights that cannot be waived under applicable law, including any rights to workers’ compensation, (8) any rights of the Executive pursuant to Section 5.4 of the Employment Agreement with respect to actions occurring after the Effective Date, and (9) any claim or cause of action to enforce the Executive’s rights under this Agreement (the “Excluded Obligations”).

(2)         Executive’s Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company hereby advised him to consult with an attorney of his choosing, and through this Agreement advise him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to waive any and all claims under the ADEA that he may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, he is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Company has informed him that he has, at his option, at least twenty-one (21) days following the Effective Date in which to sign the waiver of this claim under ADEA, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period.         Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Company a written notice of his revocation of the release and waiver contained in this paragraph. Executive further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.

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(3)         Proceedings

Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company or any other Released Party before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Employment Agreement which are intended to survive following termination of employment and the execution of this Agreement or with respect to the Excluded Obligations (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(4)         Remedies

If Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or the restrictive covenants contained in the Employment Agreement, or if he revokes the ADEA release contained in Section 2 of this Agreement within the seven (7)-day period provided under Section 2, the Company may, in addition to any other remedies they may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.

Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(5)         Company’s General Release and Waiver of Claims

The Company, on behalf of itself, its officers, directors, shareholders, members, employees, agents, managers and attorneys, hereby releases and forever discharges the Executive from any and all known claims, causes of action, acts or omissions of Executive relating to the performance of his duties as an employee of the Company. Notwithstanding the foregoing, the Company does not release, discharge or waive (i) any claims that the Company may have or may in the future have against Executive by virtue of rights and covenants under the Employment Agreement or any other agreement by and between the Company or its affiliates and the Executive; (ii) any claims for payment of amounts owed by the Executive to the Company or its affiliates; (iii) any claims with respect to acts or omissions by the Executive that are undisclosed to the Company as of the Effective Date, whether due to Executive’s intentional concealment of such facts or otherwise; and (iv) any claims with respect to any intentional act or omission committed by Executive that violates any applicable law and that has or may cause any harm or damage, directly or indirectly, to the Released Parties. The Company’s General Release and Waiver of Claims pursuant to this Section 5 shall be void and have no effect if the Executive revokes his release and waiver of claims against the Released Parties, whether in whole or in part, pursuant to the terms of this Agreement.

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(6)         Severability Clause

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

(7)         Nonadmission

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive, the Company or any of the Released Parties.

(8)         Governing Law

The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and Executive has executed this Agreement as of the date set forth· below (or, if Executive does not include a date under his signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Company).

PROSIGHT SPECIALTY INSURANCE HOLDINGS, INC.

EXECUTIVE

Name: Joseph Beneducci
Address:

Dated:
(signed by Employee) (received by Company)

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